Exhibit 10.6
AMENDMENT TO CONSULTING AGREEMENT

This Amendment to Consulting Agreement (this “Amendment”) is made as of the 30th day of April, 2013, by and between ProUroCare Inc., with its principal place of business in Eden Prairie, MN, (the “Company”) and Stan Myrum with an address of 7348 Xene Lane North, Maple Grove, Minnesota 55311 (“Consultant”).

RECITALS

A.            The Company and Consultant entered into a Consulting Agreement with an effective date of April 30, 2012 (the “Consulting Agreement”);

B.            The Company and Consultant desire to amend the Consulting Agreement as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for valuable consideration, receipt of which is hereby acknowledge, the parties mutually agree as follows:

1.          DEFINITIONS.

The terms used in this Amendment but not defined or redefined in this Amendment shall have the meaning described thereto in the Consulting Agreement.

2.          TERMS AND PROVISIONS OF CONSULTING AGREEMENT.

Except for the changes set forth herein, all other terms and provisions of the Consulting Agreement shall continue in full force and effect without amendment.

3.          ENTIRE AGREEMENT.

The terms of the Consulting Agreement and this Amendment contain the entire agreement between the Company and Consultant concerning Consultant’s employment by the Company as Chairman of the Technology and Product Development Committee.

4.          COMPENSATION.

Section II of the Consulting Agreement entitled “Compensation” shall be amended and restated to read in its entirety as follows:

“II.          COMPENSATION.

In consideration for Consultant’s services under this Agreement, PUC shall pay Consultant forty two thousand one hundred five dollars ($42,105.21) ($13,912.21 of which have been paid and $28,193 of which are due and owing) and shall provide Consultant twenty-one thousand (21,000) shares of stock of PUC (all of which have been provided) and seventy-seven thousand six hundred (77,600) warrants (all of which are due and owing) to purchase non-registered common shares of stock of PUC. The warrants shall vest upon the first to occur of a) PUC’s first commercialization of its ProUroScan device, defined as a first sale, lease, procedure payment or other activity in which monies are received by PUC but excluding any placements at KOL sites for post-market studies, or b) a change of control of PUC, defined as the sale or transfer to a third party of more than fifty percent (50%) of the voting power of PUC’s then outstanding shares or the sale or transfer of all or substantially all of the assets of PUC to a third party. The warrants may be exercised on a cashless basis for five (5) years after they vest at an exercise price of fifty cents ($.50) per share. The payment of $28,193 shall be made as soon as PUC is able to make such payment without seriously jeopardizing its ability to meet the milestones needed to obtain FDA clearance to commercially move out its ProUroScan device.”

5.          DURATION OF AGREEMENT.

Pursuant to Section IX of the Consulting Agreement entitled “Duration of Agreement,” the Consulting Agreement is hereby terminated as of the date of this Amendment.

IN WITNESS WHEREOF, the parties intending to be legally bound have caused this Amendment to be executed by the duly authorized representatives, as of the effective date of this Amendment.

STAN MYRUM		PROUROCARE INC.

By	/s/ Stan Myrum	By:	/s/ Richard B. Thon
	Stan Myrum	Richard B. Thon
Title: Chief Financial Officer